EXHIBIT 99.1

Manatron Announces Fiscal 2006 Second Quarter
Financial Results

•	Software license fees for the quarter increased by 26% percent to $1.2 million
•	Software support fees for the quarter increased by 9.2% percent to $3.4 million
•	The acquisition of Plexis Group, LLC was completed on November 1, 2005

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - December 13, 2005-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the recently introduced Government Revenue Management™ (GRM™) software, today announced its financial results for the second quarter of fiscal 2006, which ended October 31, 2005.

The Company reported net revenues of $9.0 million for the three months ended October 31, 2005 and a net loss of $668,000 or $0.15 per diluted share compared to $9.3 million of net revenues and a net profit of $22,184 or $0.00 per diluted share for the second quarter in the prior fiscal year. For the six months ended October 31, 2005, net revenues were $18.4 million and the loss was $1.4 million or $0.33 per diluted share versus $18.0 million of net revenues and net income of $1.1 million or $0.26 per diluted share for the prior fiscal year. For comparison, the prior fiscal year net income included a $1.4 million gain or $0.31 per diluted share related to the sale of the Company's Judicial product line.

"While we reported measurable increases in software license fees and recurring support revenues for both the second quarter and first six months of the current fiscal year, net revenues were still well below our expectations, resulting in a net loss for the Company," commented Paul R. Sylvester, President and Chief Executive Officer. "As was the case in prior years, we had planned for a substantial portion of our current year revenues to come from contracts that we signed in the current year; however, we faced a softer than expected market and delays in finalizing new purchase orders. To compound this issue, we are at the low point of our Appraisal Services cycle. This has resulted in a reduction of our backlog to $15.6 million at October 31, 2005 compared to $25.4 million a year ago."

"We signed approximately $1.3 million of appraisal services work in Ohio during November. In addition, we have the opportunity to win between $10 and $15 million of new software related business in the near term. In fact, we just received our first CAMA contract in Tennessee valued at approximately $450,000. In addition, the Minnesota Counties Computer Cooperative (MCCC) signed our Tax contract in October which we announced was awarded last quarter. Currently, 16 counties in Minnesota have ratified our contract and ten to twelve additional ones are expected to do so by December 31, 2005 at which time the project will be officially launched. This contract is expected to be initially valued at approximately $5.5 million for 28 counties and will grow as

Manatron Announces Fiscal 2006 Second Quarter Financial Results; Page 2

additional counties in the consortium sign up subsequent to December 31st. These three contracts are not reflected in the backlog amounts as of October 31, 2005 that I noted above."

"Our proposal activity has steadily increased and our pipeline of qualified software opportunities has never been higher, especially in our new and growth markets," Mr. Sylvester continued. "While we continue to win approximately half of the opportunities we bid on, which is a high level for our industry, the current volume of business has not been sufficient to meet our goals. We continue to believe that our GRM Suite is the right product for this market and remain confident that we can overcome these near-term challenges. In the event the market remains soft, we are prepared to make the necessary adjustments to our cost structure."

"We expect the acquisition of Plexis Group that we recently announced will benefit the Company in the second half of fiscal 2006 and beyond," Mr. Sylvester continued. "This acquisition will contribute recurring revenue of approximately $550,000 annually and should be immediately accretive to our cash flow and earnings. Additionally, this acquisition provides key employees with subject matter expertise, which will help cement our leadership position in the Indiana market and improve the ongoing rollout of our GRM solution nationwide. We are aggressively pursuing other acquisitions that are aligned with our goals in support of our growth strategy."

The decrease in revenues for the second quarter was primarily due to a reduction in appraisal services and professional services revenues, which was partially offset by increases in application license fees and recurring support revenue. Software license fees increased by 26 percent to $1.2 million for the quarter and by 22 percent to $1.9 million for the six months ended October 31, 2005 versus the prior year comparable periods. These increases were primarily due to the installation of Manatron Tax and CAMA software in Florida, Indiana, Ohio and Tennessee. In addition, as a result of the Company's recent software implementations to new clients as well as the acquisition of VisiCraft Systems, Inc. on November 1, 2004, recurring software support revenue has increased 9.2 percent to $3.4 million and 5.1 percent to $6.8 million for the second quarter and six months ended October 31, 2005, respectively, versus the prior year comparable periods. The Company anticipates that this revenue stream will continue to increase as it completes the software implementations for its additional new clients in Alaska, Arizona, Idaho, Maryland, Tennessee and Virginia. Total recurring revenue stands at approximately $17 million annually, representing approximately 45 percent of the Company's revenue run rate.

Cost of revenues, and selling, general and administrative expenses for both the second quarter and six month period were higher than the prior year due to increased salaries and other fixed expenses which were necessary to facilitate the Company's plans to expand its market penetration and deliver Property Tax and CAMA systems on a national basis. In addition, these costs include amortization expenses associated with the intangible assets acquired in connection with the VisiCraft acquisition. Since this acquisition occurred on November 1, 2004, there was no such amortization in the first and second quarters of the prior fiscal year.

"We are on track to have our GRM suite of software live in Alaska, Arizona, Idaho, Illinois and Virginia by this time next year in addition to Gwinnett County, Georgia, which has been and will continue to be a showcase account for the Company," said Paul Sylvester. "As we continue to increase the number of our GRM sites, this will positively impact sales and allow us to leverage our costs more effectively, which will result in improved margins and operating income."

The Company finished the quarter with working capital of $12.0 million, $4.4 million in cash, and no bank debt. Shareholders' equity was $22.5 million compared to $23.6 million as of April 30, 2005.

Manatron Announces Fiscal 2006 Second Quarter Financial Results; Page 3

Teleconference Information

Management will discuss the results in a conference call, scheduled for 4:15 p.m. Eastern Time, on Tuesday, December 13, 2005. Anyone interested in participating should call 800-322-0079 if calling within the United States or 973-409-9258 if calling internationally. There will be a playback available until December 20, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 6771214 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until January 13, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina, Ohio, Tennessee and Virginia. Manatron currently serves approximately 1,300 customers in 28 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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Tables to Follow

Manatron Announces Fiscal 2006 Second Quarter Financial Results; Page 4

MANATRON, INC.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2005	2004	2005	2004
NET REVENUES	$9,017,210	$9,331,035	$18,390,362	$17,999,804

COST OF REVENUES	5,883,804	5,426,510	12,540,041	10,690,432

Gross profit	3,133,406	3,904,525	5,850,321	7,309,372

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,286,874	3,922,879	8,270,626	7,859,258

Loss from operations	(1,153,468)	(18,354)	(2,420,305)	(549,886)

GAIN ON SALE	--	--	--	2,237,157

OTHER INCOME, NET	76,907	53,538	152,865	125,896

Income (loss) before provision (credit) for income taxes	(1,076,561)	35,184	(2,267,440)	1,813,167

PROVISION (CREDIT) FOR INCOME TAXES	(408,440)	13,000	(861,440)	680,000

NET INCOME (LOSS)	$(668,121)	$22,184	$(1,406,000)	$1,133,167

BASIC EARNINGS (LOSS) PER SHARE	$(.15)	$.01	$(.33)	$.28

DILUTED EARNINGS (LOSS) PER SHARE	$(.15)	$.00	$(.33)	$.26

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,310,724	4,134,095	4,284,834	4,112,532

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	4,310,724	4,458,429	4,284,834	4,436,181

Manatron Announces Fiscal 2006 Second Quarter Financial Results; Page 5

MANATRON, INC.
CONDENSED BALANCE SHEETS

	October 31, 2005	April 30, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$4,350,248	$8,444,195
Accounts receivable, net	4,713,657	6,387,440
Federal income tax receivable	953,529	659,736
Revenues earned in excess of billings on long-term contracts	7,925,002	6,596,025
Unbilled retainages on long term contracts	1,594,536	1,349,371
Notes receivable	308,347	339,958
Inventories	111,516	198,995
Deferred tax assets	901,000	901,000
Other current assets	519,047	706,000

Total current assets	21,376,882	25,582,720

NET PROPERTY AND EQUIPMENT	2,773,264	2,882,004

OTHER ASSETS:
Notes receivable, less current portion	242,433	280,227
Computer software development costs, net of accumulated amortization	2,767,272	2,760,762
Goodwill	4,886,676	4,886,676
Intangible assets, net of accumulated amortization	1,019,119	1,243,903
Other, net	185,082	164,908
Total other assets	9,100,582	9,336,476
Total assets	$33,250,728	$37,801,200

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$652,026	$781,110
Current portion of note payable	60,000	300,000
Billings in excess of revenues earned on long-term contracts	1,747,039	2,445,813
Billings for future services	4,813,336	6,020,275
Accrued liabilities	2,140,908	3,267,771
Total current liabilities	9,413,309	12,814,969

DEFERRED INCOME TAXES	538,000	538,000
LONG-TERM PORTION OF NOTE PAYABLE	822,818	807,686
SHAREHOLDERS' EQUITY:
Common stock	14,438,535	14,321,184
Retained earnings	9,414,977	10,820,977
Deferred stock compensation	(1,376,911)	(1,501,616)
Total shareholders' equity	22,476,601	23,640,545
Total liabilities and shareholders' equity	$33,250,728	$37,801,200